EXHIBIT 23.1
                           TRIMBLE NAVIGATION LIMITED

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-37384, 33-39647, 33-45167, 33-45604, 33-46719, 33-50944,
33-57522,  33-62078,  33-78502,   33-84362,  33-91858,   333-04670,   333-28429,
333-53703,  333-84949,  333-38264,  333-65758,  and 333-65760) pertaining to the
1983 Stock Option Plan, the Trimble Navigation Savings and Retirement Plan, the 1990 Director Stock Option Plan, the "Position for Us for Progress" 1992 Employee Stock Bonus Plan, the 1992 Management Discount Stock Option Plan, and the 1993 Stock Option Plan, and the related Prospectuses, of our report dated January 25, 2002, except for the paragraphs under the caption "Subordinated Note" of Note 11 and Note 23, as to which the date is March 20, 2002, with respect to the consolidated financial statements and schedule of Trimble Navigation Limited included in the Annual Report (Form 10-K) for the year ended December 28, 2001.




                                       /s/ Ernst & Young LLP



Palo Alto, California
March 25 2002